Exhibit 19.1

Amended and Restated Insider Trading Policy

Last Updated February 2024

This Amended and Restated Insider Trading Policy (this “Policy”) describes the standards of FARO Technologies, Inc. and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers, employees consultants, contractors and advisors of the Company and their respective immediate family members and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company/officers of the Company at the Senior Executive Team (SET) level and (iii) all other employees as well as consultants, contractors and advisors of the Company (collectively, “Covered Persons”).

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section
3 below. The prohibitions would apply to any director, officer, employee, consultant, contractor or advisor who buys, sells or otherwise transfers Company stock or stock of other publicly traded companies on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1.Applicability

This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

This Policy applies to all employees of the Company, all officers of the Company, all members of the Company’s Board of Directors and all consultants, contractors and advisors of the Company. This Policy also applies to all immediate family members of, and entities controlled by, employees, officers, directors, consultants, contractors and advisors of the Company.

2. General Policy: No Trading or Causing Trading While in Possession of Material
Nonpublic Information

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(a) No director, officer, employee consultant, contractor or advisor or any of their immediate family members may, directly or through other persons or entities, purchase or sell, or offer to purchase, sell or otherwise make any disposition in the form of a gift of any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)

(b) No director, officer, employee, consultant, contractor or advisor or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to (“tip”), or recommend the purchase or sale of securities based upon that information by, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c) No director, officer employee, consultant, contractor or advisor or any of their immediate family members may, directly or through other persons or entities, purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No director, officer, employee consultant, contractor or advisor or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, or recommend the purchase or sale of securities based upon that information by, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e) Designated Covered Persons must “pre-clear” all trading in securities of the
Company in accordance with the procedures set forth in Part II, Section 3 below.

3. Definitions

(a) “Material” - Insider trading restrictions come into play only if the information you possess is “material.” Courts have found a wide range of information to be material, and the materiality of particular information is subject to reassessment on a regular basis. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found to be material:• revenues, earnings or other operating results not yet released:

• significant changes in the Company’s prospects;

• significant write-downs in assets or increases in reserves;

• developments regarding significant litigation or government agency investigations;

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• liquidity problems;

•    projections of future earnings or losses, other earnings guidance, or unusual gains or losses in major operations;

• changes in management;

• events regarding the Company’s securities, such as dividends or repurchase plans;

• extraordinary borrowings;

•    significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);

• changes in debt ratings;

•    proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

• offerings of Company securities;

• a cybersecurity incident;

•    major discoveries or significant changes and developments in products or product lines, research or technologies; and

•    significant changes or developments in supplies or inventories, including significant product defects, recalls or returns.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should consult with the ComplianceOfficer before making any decision to disclose such information or to trade in or recommend
Company securities or securities of any other company to which that information relates.

(b) “Nonpublic” - Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure

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of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(ii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c) “Compliance Officer” - The Company has appointed the Company’s Chief Financial Officer (or a designee of the Chief Financial Officer) as the Compliance Officer for this Policy. However, in situations where the Compliance Officer is participating in a prospective trading activity as a Covered Person, the Chief Executive Officer (or a designee of the Chief Executive Officer) shall serve as the Compliance Officer for this Policy with respect to such activity. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) pre-clearing all trading in securities of the Company by Designated Covered
Persons in accordance with the procedures set forth in Part II, Section 3 below;

(iv) providing approval of any Rule 10b5-l plans under Part II, Section 1(c) below (including any modifications to any Approved Rule 10b5-1 Plan (as defined below)) and any transactions described under Part II, Section 5(b) below; and

(v) providing a reporting system with an effective whistleblower protection mechanism.
4. Exceptions

The trading restrictions of this Policy do not apply to (a) the exercise of stock options granted under the Company’s equity incentive plans (including, but not limited to, the Company’s
2009 Equity Incentive Plan, the 2014 Incentive Plan and the 2022 Equity Incentive Plan each as may be amended from time to time) when payment of the exercise price is made in cash, (b) net share withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (i) such withholding is required by the applicable plan or award agreement or (ii) the election to exercise such tax withholding right was made by the Covered Person in compliance with the trading procedures set forth in Part II of this Policy; or (c) sell to cover transactions where shares are sold

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on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements if (i) such withholding is required by the applicable plan or award agreement or (ii) the election to exercise such tax withholding right was made by the Covered Person in compliance with the trading procedures set forth in Part II of this Policy; or (d) transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing the pecuniary interest in the Company’s securities. However, the sale of any shares issued on the exercise of Company- granted stock options, any cashless exercise of Company-granted stock options and any other market sales made for the purpose of generating cash to pay the exercise price of or satisfy the withholding obligations associated with a stock option are subject to the trading restrictions under this Policy.

5. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties - A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three (3) times the amount of the profits gained or losses avoided. Even for violations that result in a small or noprofit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-imposed Penalties – Employees, consultants, contractors and advisors who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

6. Inquiries and Reporting Violations

If you have any questions regarding any of the provisions of this Policy, including whether certain information you are aware of is material or has been made public, please contact the Compliance Officer at FinanceGlobalEquity@faro.com or contact the Legal Department. In addition, if you violate this Policy or any federal or state laws governing insider trading, or know of

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any such violation by any director, officer, employee, consultant, contractor or advisor of the Company, you should report the violation immediately to the Compliance Officer.

PART II

In addition to the restrictions on trading in Company securities set forth above, Covered Persons, including any such Covered Person’s spouse, other persons (including any spouse, child, parent, significant other or other family member) living in the same household as such Covered person, persons who execute trades on behalf of the Covered Person, and entities over which such person exercises control (collectively, such persons and entities, “Affiliated Persons”), are subject to the special trading restrictions and procedures set forth in this Part II (the “Trading Procedures”). Covered Persons are responsible for ensuring compliance with these Trading Procedures and this Policy by all of their Affiliated Persons. Unless the context otherwise requires, all references to “Covered Persons” in this Part II refer collectively to Covered Persons and their Affiliated Persons.

1. Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods, as defined below.

(a) Quarterly Blackout Periods - Trading in the Company’s securities is prohibited during the period beginning at the close of the market fifteen (15) calendar days before the end of each fiscal quarter and ending at the close of business on the second trading day followin g the d ate the Com p an y’s fin an cial resu lts are p u b li cly d isclosed . During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

(b) Other Blackout Periods - From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.(c) 10b5-l Plan Exception - These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-l under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that has been reviewed and pre-approved by the Compliance Officer (an “Approved 10b5-l Plan”). It is expected that any Approved 10b5-1 Plan comply with the requirements set forth in the Requirements for Trading Plans attached as Exhibit A (“Requirements for Trading Plans”).

(d) Modification of 10b5-1 Plans. Any modification of an Approved 10b5-1 Plan requires pre-approval by the Compliance Officer. Any such modification must occur during an open trading window and while the Covered Person is not aware of material, nonpublic information. In the event of a modification or change to the amount, price or timing of transactions under an Approved 10b5-1 Plan, the plan is deemed to be terminated and the adoption of a new trading plan and is therefore subject to the same conditions as a new trading plan as set forth in the

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Requirements for Trading Plans. It is expected that following any such modification, a period of at least 120 days shall elapse before trading may resume under the modified plan.

(e) 10b5-l Plan Approval. The Compliance Officer may refuse to approve a proposed Rule 10b5-1 plan or a modification to an Approved 10b5-1 Plan as he or she deems appropriate, including, without limitation, if he or she determines that such plan or modification does not satisfy the requirements of Rule 10b5-1 or otherwise is contrary to the Company’s best interests.

2. Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade after the close of business on the second trading day following the date the Company’s financial results are publicly disclosed and ending on the close of the market fifteen (15) calendar days before the end of each fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3. Pre-clearance of Securities Transactions for Designated Covered Persons

(a) Because certain Covered Persons that are listed on the covered persons list maintained by the Compliance Officer (the “Designated Covered Persons”) are likely to obtain material nonpublic information on a regular basis, the Company requires all such Designated Covered Persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

(b) Subject to the exemption in subsection (d) below, no Designated Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer or gift of or transact in) any Company security until:

(i) The Designated Covered Person has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form provided by the Compliance Officer. In order to provide adequate time for the preparation of any required reportsunder Section 16 of Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;

(ii) The Designated Covered Person has certified to the Compliance Officer in writing prior to the proposed trade(s) that: (a) the Designated Covered Person is not in possession of material, nonpublic information concerning the Company; and (b) if applicable, to the Designated Covered Person’s best knowledge, the proposed trade(s) does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act of 1933, as amended; and

(iii) The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

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(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested. The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Designated Covered Person from, the consequences of prohibited insider trading.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-l Plan. With respect to any purchase or sale under an Approved 10b5-l Plan, the third party effecting transactions on behalf of the Designated Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

(e) Designated Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

(f) The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by a Designated Covered Person. The Compliance Officer may reject any trading request at his or her sole and reasonable discretion.

4. Post-Trade Reporting

Any transactions in the Company’s securities by a Designated Covered Person (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to this Policy on the same day in which such a transaction occurs. Each report a Designated Covered Person makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Designated Covered Person’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section
16 of the Securities Exchange Act of 1934, as amended, that these persons generally must reportchanges in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

5. Prohibited Transactions

(a) Directors and executive officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

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(b) Covered Persons are prohibited from engaging in the following transactions in the
Company’s securities:

(i) Short-term trading – Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

(ii) Short sales – Covered Persons may not sell the Company’s securities short;

(iii) Options trading – Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;

(iv) Trading on margin or pledging – Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v) Hedging – Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

6. Waivers

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

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PART III

1. Acknowledgment and Certification
All Covered Persons are required to sign the attached acknowledgment and certification. This Policy is dated February 2024 and supersedes any previous policy of the Company concerning insider trading restrictions applicable to directors, executive officers and Covered
Persons.

*****ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Amended and Restated Insider Trading Policy. The undersigned has read and understands such Policy (including the quarterly blackout period) and agrees to be governed by, and to comply with, such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)

Date:

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Exhibit A

REQUIREMENTS FOR TRADING PLANS

For transactions under an Approved 10b5-1 Plan to be exempt from (A) the prohibitions in the Company’s Policy with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the Approved 10b5-1 Plan must comply with the affirmative defense set forth in Rule 10b5-1 and must meet the following requirements:

1. The trading plan must be in writing and signed by the person adopting the trading plan.

2. The trading plan must be entered into in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1 by the Covered Person during an open trading window at a time when the Covered Person was not in possession of material nonpublic information about the Company, and the person adopting the trading plan must act in good faith with respect to the trading plan.

3. The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:

a. is not aware of material nonpublic information about the securities or the Company;
and

b. is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

4. The trading plan must impose limitations on the cancellation of such plan while the
Covered Person is in possession of material non-public information.

5. The trading plan must (i) give an independent third party the discretionary authority to execute such purchases and sales, outside the control of, or without conferring with, the Covered Person, so long as (a) such third party does not possess any material nonpublic information about the Company and (b) trades made under the trading plan must be executed by a third party other than the person that executes trades in other securities for the adopter of the trading plan; or (ii) explicitly specify the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions. In each case, the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan, as provided for in the Policy.

6. The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.

7. The first trade under the trading plan for directors and officers (as defined in Rule 16a-
1(f) of the Exchange Act) may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for

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thecompleted fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan). The first trade under the trading plan for all other persons (other than the Company) may not occur until the expiration of a cooling-off period that is 60 calendar days after adoption of the trading plan.

8. The person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.

9. A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.

10. The Company must be promptly notified of any modification or termination of the trading plan, including any suspension of trading under the trading plan.

11. The Company must have authority to require the suspension or cancellation of the trading plan at any time.

12. All transactions under the trading plan must be in accordance with applicable law.

Revision History

Date	Changes
September 2023	Implemented Designed Cover Persons approach
February 2024 (includes January updates)	Revised to reflect Rule 10b5-1 changes, added flexibility for “Sell to Cover” for taxes and added gifting provisions. Removed certain Exhibits that will be provided separately.

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